Exhibit 8.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

December 8, 2023

Gryphon Digital Mining, Inc.

5953 Mabel Road, Unit 138

Las Vegas, NV 89110

Ladies and Gentlemen:

We have acted as counsel to Gryphon Digital Mining, Inc., a Delaware corporation (the “Company”) in connection with the proposed merger (the “Merger”) of Akerna Merger Co. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Akerna Corp., a Delaware corporation (“Acquiror”), with and into the Company with the Company surviving as a wholly-owned subsidiary of Acquiror, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 27, 2023 (the “Agreement”), by and among the Company, Merger Sub, and Acquiror. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

For the purposes of delivering this opinion letter, we have examined and relied upon the following, and have assumed, without independent investigation or verification, that the facts, information, representations and covenants therein are accurate and complete when made and as of the Effective Time:

(a) The Agreement.

(b) The Proxy Statement/Prospectus.

(c) Certificates of the officers of Acquiror and the Company dated the date hereof (“Tax Representation Letters”).

(d) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

For the purposes of rendering the opinions set forth herein, we have assumed without independent verification or inquiry:

(a) The transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party).

(b) The Merger will be reported by the Company and Acquiror on their respective federal income tax returns in a manner consistent with the opinion set forth below.

(c) Any statements made in the Agreement, Proxy Statement/Prospectus, Tax Representation Letters and other documents listed above are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), and that any such statement that is qualified by the “knowledge” of any person is true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification.

Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above, including any consequences under any state, local or foreign tax law. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Form S-4. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP

ELLENOFF GROSSMAN & SCHOLE LLP